Exhibit 23
CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-33690, 333-33676 and 333-35116) of Energizer Holdings, Inc. of our report dated November 11, 2003 relating to the financial statements, which appears in the Annual Report to Shareholders 2003, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri

December 12, 2003